EXHIBIT 2.9
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                                    AMENDMENT
                                       TO
                            ASSET PURCHASE AGREEMENT


     This AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of December 14, 2009 (this "Amendment"), by and among BARD ACCESS SYSTEMS, INC., a Utah corporation ("Buyer"), SPIRE BIOMEDICAL, INC., a Massachusetts corporation ("Seller"), and SPIRE CORPORATION, a Massachusetts corporation ("Parent"), amends that certain Asset Purchase Agreement, dated as of September 4, 2009, as amended, by and among Buyer, Seller and Parent (the "Original Agreement"). Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement.

                                    RECITALS

     WHEREAS, the Parties desire to amend the Original Agreement, as more particularly set forth in this Amendment; and

     WHEREAS, the Parties desire that this Amendment constitute a written amendment to the Original Agreement in accordance with Section 10.05 of the Original Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, the Parties agree as follows:

                                   ARTICLE I
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                        AMENDMENTS TO ORIGINAL AGREEMENT

         1.01 Section 1.01.

             Section 1.01 of the Original Agreement is hereby amended by adding the following definitions in such Section in the proper alphabetical order:

             "`Amendment' means that certain Amendment to Asset Purchase Agreement, dated as of December 14, 2009, by and among the Parties."

             "`Distribution Agreement' has the meaning set forth in Section 2.01 of the Amendment."

             "`Purchased Goods' has the meaning set forth in Section 2.02(a) of the Amendment."

             "`Unconverted WIP Catheters' has the meaning set forth in Section 2.02(b) of the Amendment."

             "`WIP Conversion Deadline' has the meaning set forth in Section 2.02(b) of the Amendment."
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             "`WIP Credit' has the meaning set forth in Section 2.02(b) of the
         Amendment."

         1.02 Section 1.02.

             Section 1.02 of the Original Agreement is hereby amended as follows:

                 (a) The following terms and section references are deleted from such Section:

                 "Closing Inventory Statement..........................2.06(e)
                 Dispute Notice........................................2.06(f)
                 Estimated Inventory Amount............................2.06(c)
                 Estimated Inventory Statement.........................2.06(b)
                 Final Inventory.......................................2.06(g)
                 Independent Firm......................................2.06(g)
                 Inventory Amount......................................2.06(a)
                 Inventory Count.......................................2.06(d)
                 Inventory Deficiency..................................2.06(c)
                 Inventory Excess......................................2.06(c)
                 Notice Date...........................................2.06(g)
                 Proposed Adjustment...................................2.06(f)
                 Signing Inventory Statement...........................2.06(a)"

                 (b) The following terms and section references are added in such Section in the proper alphabetical order:

                 "Closing Amount.......................................2.05(b)
                 Closing Inventory Statement...........................3.02(r)
                 Contingent Deferred Assets............................2.01A(a)
                 Contingent Deferred Payment...........................2.05(d)
                 Distribution Closing..................................3.04
                 Distribution Closing Date.............................3.04
                 Excess Recovery.......................................6.19
                 Excluded Cause of Action.....................Schedule 2.01A(b)
                 Milestone Certificate.................................8.01A(b)
                 Milestone Closing.....................................2.05(c)
                 Milestone Date................................Schedule 2.05(c)
                 Milestone Deadline............................Schedule 2.05(c)
                 Milestone Payment......................................2.05(c)
                 Non-compete Payment....................................2.05(b)
                 Original Allocation....................................2.07(a)"

         1.03 Section 2.01(b)(x).

             Section 2.01(b)(x) of the Original Agreement is hereby amended and restated in its entirety as follows:

                 "(x) all purchase orders and commitments of customers for Products that have been issued in the ordinary course of business consistent with past practice and outstanding and unfulfilled as of the Closing Date, each as set forth in Schedule 2.01(b)(x), all purchase orders and commitments to vendors with respect to RetrO and XpressO Products that have been

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         entered into in the ordinary course of business consistent with past practice and outstanding and unfulfilled as of the Closing Date, each as set forth in Schedule 2.01(b)(x), and all Contracts that are set forth in Schedule 2.01(b)(x), and all rights under each of them (collectively, the "Assumed Contracts");"

         1.04 Article II.

             Article II of the Original Agreement is hereby amended by adding the following as Section 2.01A immediately after Section 2.01:

                 "2.01A Contingent Deferred Assets; Other Excluded Assets.

                 (a) Notwithstanding anything to the contrary set forth in this Agreement, the Contingent Deferred Assets shall not be sold, conveyed, assigned, transferred or delivered to Buyer by Seller and Parent until the Distribution Closing, which shall occur as set forth in Section
         3.04. "Contingent Deferred Assets" means all of Seller's, Parent's and the other Seller Affiliates' right, title and interest in, to and under the Regulatory Applications, Contracts and other assets set forth on
         Schedule 2.01A attached hereto. Except with regard to the sale, conveyance, assignment, transfer and delivery to Buyer of all of Seller's, Parent's and the other Seller Affiliates' right, title and interest in, to and under the Contingent Deferred Assets on the Distribution Closing, which will occur as set forth in Section 3.04, for all other purposes of this Agreement, the Contingent Deferred Assets will be deemed to be included as, "Acquired Assets," "Regulatory Applications," "Permits" and "Assumed Contracts," as applicable."

                 (b) Notwithstanding anything to the contrary set forth in this Agreement, the following shall be excluded from the definition of Acquired Assets and shall be Excluded Assets: (i) all of Seller's and Parent's purchase orders and commitments to vendors with respect to Decathlon and Alta Products outstanding and unfulfilled as of the Closing Date, and (ii) the Excluded Causes of Action set forth in
         Schedule 2.01A(b) attached hereto.

         1.05 Section 2.05.

             Section 2.05 of the Original Agreement is hereby amended and restated in its entirety as follows:

             "2.05 Purchase Price; Closing Payment; Non-compete Payment; Milestone Payment; Contingent Deferred Payment. The purchase price for this transaction is up to Twelve Million Five Hundred Thousand Dollars ($12,500,000) (such purchase price actually paid, the "Purchase Price"). The Purchase Price shall be paid as follows:

                 (a) Nine Million Four Hundred Thousand Dollars ($9,400,000) of the Purchase Price shall be paid by Buyer directly to Seller and Parent at the Closing (the "Closing Payment");

                 (b) One Hundred Thousand Dollars ($100,000) of the Purchase Price (the "Non-compete Payment" and, together with the Closing Payment, the "Closing Amount") shall be paid by Buyer at the Closing directly to those Persons listed in attached Schedule 3.02(e), as more particularly set forth in, and as consideration for the execution and delivery by such Persons of, those non-competition agreements contemplated by Section 3.02(e) below;

                 (c) up to One Million Five Hundred Thousand Dollars

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         ($1,500,000) of the Purchase Price (the "Milestone Payment") shall be paid by Buyer directly to Seller and Parent within five (5) business days after the Milestone Date if and to the extent that the conditions set forth (i) on Schedule 2.05(c) attached hereto and (ii) Article VIII-A of this Agreement, in each case, shall have been completed (such completion, the "Milestone Closing"); and

                 (d) One Million Five Hundred Thousand Dollars ($1,500,000) of the Purchase Price shall be paid by Buyer directly to Seller and Parent at the Distribution Closing (the "Contingent Deferred Payment").

         Each payment required to be made by Buyer to Seller and Parent hereunder shall be payable by wire transfer or delivery of other immediately available funds to one or more accounts designated by Seller and Parent."

         1.06 Section 2.06.

             Section 2.06 of the Original Agreement is hereby amended and restated in its entirety as follows:

                 "2.06    [Intentionally Omitted.]"

         1.07 Section 2.07(a).

             Section 2.07(a) of the Original Agreement is hereby amended and restated in its entirety as follows:

                 "(a) Buyer shall prepare an allocation of the Closing Amount and the Assumed Liabilities in accordance with Section 1060 of the Code, which allocation shall be binding on Seller and Parent. Buyer shall deliver such allocation to Seller and Parent within sixty (60) days after the Closing Date (the "Original Allocation"). To the extent that the Milestone Payment and/or Contingent Deferred Payment is paid, or the Purchase Price is adjusted after the Closing Date, in each case, in accordance with the terms hereof, Buyer shall prepare and deliver to Seller and Parent an amended allocation which shall be consistent with the Original Allocation and shall be binding on Seller and Parent. The Parties agree to act in accordance with the computations and allocations in accordance with Section 1060 of the Code as determined pursuant to this Section 2.07 in all relevant Tax Returns or filings, including any Tax Returns, forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of Law, and to cooperate in the preparation of any such forms and to timely file such forms in the manner required by applicable Law. Seller and Parent shall timely and properly prepare, execute, file and deliver all such documents or other information as Buyer may reasonably request to prepare such allocation."

         1.08 Section 3.02.

             Section 3.02 of the Original Agreement is hereby amended by (i) deleting "and" at the end of clause (p) of such Section, (ii) deleting "." at the end of clause (q) of such Section and inserting "; and" in lieu thereof, and
(iii) adding the following as clause (r) at the end of such Section:

                 "(r) a statement of the Product Inventory as of the Closing Date, determined in a manner consistent with Seller's historical accounting methods, policies and practices, which shall indicate the aggregate value of such Product Inventory on an itemized basis and shall be organized under the following headings: "Finished Goods Delivered at

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         Closing;" "Finished Goods Subject to Completion of Requalification;"
         "WIP Catheters - Retro;" "Raw Materials - Retro Only;" "WIP Catheters-Decathlon and Alta" and "Other Raw Materials" (the "Closing Inventory Statement")."

         1.09 Article III.

             Article III of the Original Agreement is hereby amended by adding the following as Section 3.04 at the end of such Article:

                 "3.04 Distribution Closing. Notwithstanding anything to the contrary set forth in this Agreement, upon the later to occur of (i) the Milestone Deadline, and (ii) completion of the following: (x) the Recall Closure Criteria and the Spire Preventive Action Closure Criteria, each as more particularly described in the attached Exhibits F and G to the Distribution Agreement; and (y) any Additional Spire Corrective Action (as defined in the Distribution Agreement), to Buyer's reasonable satisfaction (such later occurrence, the "Distribution Closing", and the date upon which the Distribution Closing occurs, the "Distribution Closing Date"):

                     (a) Buyer shall deliver to Seller and Parent the Contingent Deferred Payment, payable in accordance with Section 2.05.

                     (b) The Contingent Deferred Assets shall, automatically and without any further action by any Party hereto, be deemed sold, conveyed, assigned, transferred and delivered to Buyer and purchased and acquired from Seller and Parent, free and clear of all Encumbrances, effective as of the Distribution Closing Date.

                     (c) Buyer shall, automatically and without any further action by any Party hereto, assume, and agree to pay, perform and fulfill and discharge all obligations of Seller or Parent under those Contracts included in the Contingent Deferred Assets, in each case, arising or to be performed following the Distribution Closing Date, other than any such obligations relating to or arising from (x) a breach under or default of any such Contract or failure to timely perform under any such Contract, in each case, occurring on or prior to the Distribution Closing Date, or (y) events or conditions occurring on or prior to the Distribution Closing Date, which after notice or lapse of time or both would constitute a default or breach by Seller, Parent or any other Seller Affiliate.

                     (d) Seller and Parent shall deliver to Buyer the following:

                         (i) Letter(s), in the form(s) attached as Exhibit I, to be sent by Seller and/or Parent upon the Distribution Closing to Notified Bodies notifying each such Notified Body of the transfer of right to the Regulatory Applications contained within the Contingent Deferred Assets; and

                         (ii) A certificate addressed to Buyer, dated as of the Distribution Closing Date and executed by the Chief Financial Officer, Chief Executive Officer or President of each of Seller and Parent, certifying that:

                             (1) The representations and warranties of Seller and Parent set forth in Sections 4.01 through 4.04, 4.05 (with respect to the Contingent Deferred Assets), 4.06 (with respect to Seller, Parent, any other Seller Affiliate and the Contingent Deferred Assets), 4.07(b), (c) and (d) (with respect to Contracts included in the Contingent Deferred Assets), 4.08 (with respect to the Contingent Deferred Assets), 4.09 (with respect to the performance of Seller's obligations under the Distribution Agreement and the

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         Contingent Deferred Assets), 4.12, 4.14 (with respect to the Contingent
         Deferred Assets), 4.19(b) (with respect to the Contingent Deferred Assets), 4.20, 4.22, 4.23, 4.25 (with respect to the Distribution Closing) and 4.26 of this Agreement, in each case, shall be true and correct in all material respects, with respect to those representations and warranties not qualified by materiality or Material Adverse Effect, or in all respects, with respect to those representations and warranties qualified by materiality or Material Adverse Effect, in each case at and as of the date of the Distribution Closing as though made on and as of such date; and

                             (2) Seller and Parent have performed and complied with all covenants and agreements under this Agreement applicable to them in all material respects through the Distribution Closing, except to the extent that such covenants or agreements are qualified by materiality or Material Adverse Effect, in which case Seller and Parent shall have performed and complied with all such covenants or agreements in all respects through the Distribution Closing.

                 (e) Each Party shall at the request of any other Party do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as the requesting party may reasonably request from time-to-time, to consummate the transactions contemplated by this Agreement, including to fully vest in Buyer all of Seller's and Parent's right, title and interest in and to the Contingent Deferred Assets in accordance with the terms and conditions of this Agreement and the Distribution Agreement."

         1.10 Section 6.03(b).

             Section 6.03(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

                 "(b) Seller and Parent shall make available to Buyer the services of (i) Eric Tobin, Mark Little and Christian DuFresne for up to ten (10) hours per week, in the aggregate, to the extent that such services are reasonably required by Buyer during the six-month period immediately following the Distribution Closing Date, and (ii) all other personnel and employees of Seller and Parent to the extent that such services are reasonably required by Buyer during the period beginning on the Closing Date and ending upon the later to occur of (x) the three
         (3) month anniversary of the Closing Date and (y) the Distribution Closing Date, in each case, in connection with the transition of the Business to Buyer and Buyer's operation thereof following the Closing (collectively, the "Transition Services"). The Transition Services shall be provided by such Persons in a manner and at a level generally consistent with that provided by such Persons to the Business prior to the Closing. The Transition Services shall include assistance with respect to customer and supplier relations, referral of customer and supplier inquiries, assistance with respect to the transition of operations, and general administration and logistical support. The Transition Services shall be provided at no additional cost or consideration to Buyer and the Parties acknowledge that Buyer shall not be obligated to pay any amounts to Seller, Parent, any other Seller Affiliate or any of their respective employees in respect of payroll, benefits or similar obligations."

         1.11 Section 6.07(a).

             Section 6.07(a) of the Original Agreement is hereby amended by (i) deleting "or" immediately before clause (iv) in the last sentence of such Section, (ii) deleting "." at the end of clause (iv) in the last sentence of such Section and inserting ", or" in lieu thereof, and (iii) adding the following as clause (v) at the end of the last sentence of such Section:

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                 "(v) performing its respective obligations under the
         Distribution Agreement."

         1.12 Section 6.13(b).

             Section 6.13(b) of the Original Agreement is hereby amended by inserting "Subject in all respects to the terms and conditions of the Distribution Agreement" immediately before "Buyer" in the beginning of such Section.

         1.13 Section 6.14.

             Section 6.14 of the Original Agreement is hereby amended and restated in its entirety as follows:

                 "6.14 Chargebacks, Rebates, Administrative Fees, and Returns. Subject in all respects to the terms and conditions of the Distribution
         Agreement:

                     (a) Following the Closing, Buyer agrees to accept for return or replacement, or pay any chargeback, administrative fee, rebate, discount, in all cases, with regard to any Product sold by Seller on or prior to the Closing Date, in each case, in accordance with the Spire Return and Replacement Policy set forth on Schedule 6.14, as applicable, subject to Seller and Parent being jointly and severally responsible for all such costs, expenses and amounts paid or borne by Buyer in connection therewith and reimbursing Buyer within thirty (30) days after the receipt of an invoice for all such costs, expenses and amounts incurred by Buyer, together with the documentation reasonably required to verify the same.

                     (b) Buyer shall be responsible for all chargebacks, administrative fees, rebates, discounts and returns of or attributable to Products sold by Buyer after the Closing Date."

         1.14 Section 6.16.

             Section 6.16 of the Original Agreement is hereby amended and restated in its entirety as follows:

                 "6.16 Destruction of Excluded Inventory. Any Excluded Inventory set forth in item 1 of Schedule 1.01(a) attached hereto that is subject to the Recalls (as defined in the Disclosure Supplement to Schedule 4.09(f)(i)) and all Excluded Inventory set forth in items 2 and 3 of
         Schedule 1.01(a) attached hereto, in each case, shall be quarantined by Seller and destroyed in accordance with the criteria set forth on Exhibit F to the Distribution Agreement and the FDA guidelines for the Recalls. As promptly as possible following the Closing, but not later than thirty (30) days thereafter, Seller and Parent shall, and shall cause the Seller Affiliates to, destroy the portion of the Excluded Inventory set forth in subsection (i) of item 1 of Schedule 1.01(a) attached hereto that is not subject to the Recalls in accordance with all applicable Laws and deliver to Buyer a certificate executed by the Chief Executive Officer, Chief Financial Officer or President of Seller or Parent certifying as to such destruction."

         1.15 Article VI.

             Article VI of the Original Agreement is hereby amended by adding the following as Section 6.19 immediately after Section 6.18:

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                 "6.19 Excluded Causes of Action. If upon resolution of any
         Excluded Cause of Action, whether by adjudication, verdict, compromise, settlement or otherwise, Seller, Parent or any other Seller Affiliate recovers or receives monetary damages or other proceeds, in the aggregate with any resolution of any other Excluded Cause of Action, in excess of $3,500,000 ("Excess Recovery"), Seller and Parent shall, and shall cause the Seller Affiliates to, deliver to Buyer, promptly upon receipt, fifty percent (50%) of all Excess Recovery amounts."

         1.16 Section 7.01.

             Section 7.01 of the Original Agreement is hereby amended by adding the following sentence immediately after the first sentence in such Section:

                 "Notwithstanding the foregoing, the survival period of each representation and warranty made by Seller or Parent with respect to the Contingent Deferred Assets hereunder shall be tolled for the period of time between the Closing and the Distribution Closing."

         1.17 Article VIII-A.

             The Original Agreement is hereby amended by adding the following as
Article VIII-A immediately after Article VIII:

                                 "ARTICLE VIII-A

                          MILESTONE CLOSING CONDITIONS

             Section 8.01A. In addition to and without limitation of the conditions set forth on Schedule 2.05(c) attached hereto, Buyer's obligation to consummate the transactions to be performed by it in connection with the Milestone Closing is subject to satisfaction of the following conditions:

                 (a) Seller and Parent shall have performed and complied with all covenants and agreements under this Agreement applicable to them in all material respects through the Milestone Date, except to the extent that such covenants or agreements are qualified by materiality or Material Adverse Effect, in which case Seller and Parent shall have performed and complied with all such covenants or agreements in all respects through the Milestone Date;

                 (b) Parent and Seller shall have delivered a certificate to Buyer, dated as of the Milestone Date and executed by the Chief Financial Officer, Chief Executive Officer or President of each of Seller and Parent, certifying (i) that each of the conditions specified in Section 1 of Schedule 2.05(c) attached hereto has been satisfied in all respects, (ii) the extent to which each condition set forth in
         Section 2 of Schedule 2.05(c) attached hereto has been satisfied in all respects, and (iii) that each of the conditions specified in this
         Article VIII-A has been satisfied in all respects (the "Milestone Certificate"); and

                 (c) Parent and Seller shall have delivered to Buyer such other documents and instruments as Buyer may reasonably request, including in order to verify the information contained in the Milestone Certificate."

         1.18 Disclosure Schedules.

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                 (a) Schedule 1.01(a) to the Original Agreement is hereby
         replaced with Schedule 1.01(a) attached to this Amendment.

                 (b) Schedule 2.01(b)(x) to the Original Agreement is hereby replaced with Schedule 2.01(b)(x) attached to this Amendment.

                 (c) Schedule 2.01A to the Agreement is as set forth on Schedule 2.01A attached to this Amendment.

                 (d) Schedule 2.01A(b) to the Agreement is as set forth on
         Schedule 2.01A(b) attached to this Amendment.

                 (e) Schedule 2.05(c) to the Agreement is as set forth on
         Schedule 2.05(c) attached to this Amendment.

         1.19 Exhibits to Agreement.

                 (a) Consulting Agreement. Exhibit D to the Original Agreement, the form of consulting agreement between Shekhar Nimkar and Buyer, is hereby replaced with Exhibit D attached to this Amendment.

                 (b) Non-Competition Agreement. Exhibit E to the Original Agreement, the form of non-competition agreement between Buyer and the other parties thereto, is hereby replaced with Exhibit E attached to this Amendment.

                                   ARTICLE II

                             DISTRIBUTION AGREEMENT

         2.01 Closing Conditions.

             In addition to and without limitation of the conditions set forth in Section 8.01 of the Original Agreement, Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing and the effectiveness of this Amendment, in each case, are subject to Seller and Parent having delivered to Buyer the exclusive manufacture, supply and distribution agreement, substantially in the form attached as Appendix A to this Amendment (the "Distribution Agreement"), duly executed by Seller and Parent.

         2.02 Purchased Goods; Product Inventory Conversion; Transfer Price Reduction.

                 (a) All Product Inventory listed under the headings "Finished Goods Subject to Completion of Requalification," "WIP Catheters - Decathlon and Alta" and "Other Raw Materials" in the Closing Inventory Statement will be held by Seller for the benefit of Buyer, and ownership thereof will at all times remain in Buyer (hereinafter, the "Purchased Goods"). The Purchased Goods will be deemed to be included as "Acquired Assets" for all purposes of the Agreement. Seller agrees to pay Buyer for any Purchased Goods that are lost, damaged, destroyed or incorporated in a failed batch,

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         provided that Seller shall not pay for any Purchased Goods used in manufacture and incorporated or otherwise consumed in the production of Product that meets applicable Product Specifications. Seller will store or have stored all Purchased Goods at no cost to Buyer at Seller's or its manufacturers' facilities, as applicable. Seller shall, and shall cause its manufacturers to, comply with all storage and handling requirements for Purchased Goods. The Purchased Goods shall remain in their original packaging until further processing is required. The Purchased Goods shall only be used to manufacture Distributed Product (as defined in the Distribution Agreement) pursuant to the Distribution Agreement. Seller will not do or permit to be done anything that might prejudice Buyer's ownership or other rights in and to the Purchased Goods. Seller will maintain a system under which the Purchased Goods are clearly identified as being owned by Buyer (including, as appropriate, the use of tags, signs, stickers or plates to evidence Buyer's ownership) and the Purchased Goods shall be kept separate and distinct from Seller's or its manufacturers' property and any other property in the possession or under the control of Seller or its manufacturers, as applicable. Seller acknowledges that none of the Distribution Agreement, the Agreement and Seller's, any Seller Affiliate's or manufacturer's possession of the Purchased Goods will constitute a "bailment," "consignment" or "security agreement," or create a "security interest" within the meaning of the Uniform Commercial Code. Seller will keep the Purchased Goods free and clear of all Encumbrances and will not assert against the Purchased Goods any statutory or possessory liens (including processors' liens), all of which Seller hereby waives. Seller authorizes Buyer to file such financing statements and other documents and instruments as Buyer reasonably deems necessary or advisable to protect Buyer's ownership or other rights in the Purchased Goods purchased and paid for by Buyer, provided that such filings do not name as collateral any product, material, equipment or facility owned or leased by Parent or Seller.

                 (b) Promptly following the Closing, Seller shall use all commercially reasonable efforts to complete the requalification of the finished goods listed under the heading "Finished Goods Subject to Completion of Requalification" in the Closing Inventory Statement for return to commercial inventory (including labeling such finished goods) and, once so requalified such finished goods shall be delivered, and shall be deemed to be supplied to Buyer, pursuant to and in accordance with the terms and conditions of the Distribution Agreement; provided that Buyer shall not be required to pay any consideration to Seller with regard thereto.

                 (c) Promptly following the Closing, Seller shall use all commercially reasonable efforts to process and convert into finished goods all Product Inventory listed under the heading "WIP Catheters - Decathlon and Alta" (including any sub-heading thereunder) in the Closing Inventory Statement and, once so processed and converted, such finished goods shall be delivered, and shall be deemed to be supplied to Buyer, pursuant to and in accordance with the terms and conditions of the Distribution Agreement. If and to the extent that by December 18, 2009 ("WIP Conversion Deadline"), any WIP catheter listed under the sub-heading "WIP Catheters for Conversion Alta and Decathlon" in the Closing Inventory Statement shall not have been so processed and converted into a finished Product and shall not be available and ready to ship to Buyer (each, an "Unconverted WIP Catheter"), Buyer, at its option, shall receive a credit in an aggregate amount (the "WIP Credit") equal to three (3) times the cost value (as listed in the Closing Inventory Statement) for each Unconverted WIP Catheter as of the WIP Conversion Deadline, which Buyer may apply, at its sole discretion, towards the Milestone Payment, the Contingent Deferred Payment or Buyer's purchase of Distributed Product (as defined in the Distribution Agreement) under the Distribution Agreement. Notwithstanding anything herein or in the Distribution Agreement to the contrary, with regard to any WIP catheters listed under the sub-heading "WIP Catheters for Conversion Alta and Decathlon" in the Closing Inventory Statement, Buyer shall not be required to pay any consideration to Seller with regard thereto, whether for processing, conversion or delivery.

                 (d) On the WIP Conversion Deadline, Seller and Parent shall deliver a certificate to Buyer, dated as of the WIP Conversion Deadline and executed by the Chief Financial

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

         Officer or Chief Executive Officer of each of Seller and Parent, which shall identify the aggregate number of Unconverted WIP Catheters as of the WIP Conversion Deadline, if any, and the amount of the WIP Credit, if any. Buyer shall have the right to (i) conduct an independent physical inspection and count of the Purchased Goods (including the WIP catheters and Unconverted WIP Catheters) and (ii) dispute Seller's and Parent's count of the Unconverted WIP Catheters and calculation of the WIP Credit set forth in such certificate. If there is any dispute, the Parties shall promptly meet and make a good faith effort to resolve any disagreements between them and, if not resolved through such efforts, such dispute shall be resolved in accordance with the terms of the Agreement.

                 (e) The transfer price paid by Buyer under the Distribution Agreement for Distributed Product (as defined in the Distribution Agreement) that incorporates any item of Product Inventory listed under the heading "Other Raw Materials" in the Closing Inventory Statement shall be reduced by the standard cost value (as listed in the Closing Inventory Statement) of such Product Inventory, on a dollar-for-dollar basis, to reflect the fact that such Product Inventory is a Purchased Good and has been purchased and paid for by Buyer under the Agreement. Seller may use items of Product Inventory listed under the heading "Other Raw Materials" in the Closing Inventory Statement as necessary in the process of converting the WIP catheters into finished goods hereunder.

         2.03 Conflicts.

             In the event of a conflict between the terms and conditions contained in the Original Agreement, as amended by this Amendment, and those contained in the Distribution Agreement, the terms and conditions of the Distribution Agreement shall prevail.

                                  ARTICLE III
                                  -----------

                              DISCLOSURE SUPPLEMENT

           The Parties agree that neither Seller nor Parent shall be deemed to be in breach of the covenants set forth in: (a) Section 6.01(a) of the Agreement by reason of and limited solely to the matters specifically disclosed in the Disclosure Supplement to Schedule 4.09(f)(i); (b) clause (i) of the first sentence of Section 6.01(c) of the Agreement by reason of and limited solely to the matters specifically disclosed in the Disclosure Supplement to Schedule 4.07(b), item 6 of the Disclosure Supplement to Schedule 4.07(c), and the Disclosure Supplement to Schedule 4.09(f)(i); (c) clause (ii) of the first sentence of Section 6.01(c) of the Agreement by reason of and limited solely to the matters specifically disclosed in the Disclosure Supplement to Schedule 4.07(b) and item 6 of the Disclosure Supplement to Schedule 4.07(c); (d) clause
(i) of the second sentence of Section 6.01(c) of the Agreement by reason of and limited solely to the matters specifically disclosed in the Disclosure Supplement to Schedule 4.07(b) and the Disclosure Supplement to Schedule 4.07(c); and (e) the last clause of the last sentence of Section 6.01(c) related to the taking of any action that could reasonably be expected to adversely affect or materially delay the ability to perform covenants and agreements under the Agreement or to consummate the transactions contemplated thereby by reason of and limited solely to the matters specifically disclosed in items 1 and 2 of the Disclosure Supplement to Schedule 4.09(f)(i).

                                   ARTICLE IV
                                   ----------

                            SHEKHAR NIMKAR ENGAGEMENT

             4.01 Seller and Parent will not, and will not cause their respective Affiliates to, terminate or otherwise cause the termination of Shekhar Nimkar's employment or engagement by Seller and Parent prior to the Distribution Closing Date.

             4.02 For so long as Shekhar Nimkar is employed by Seller, Parent or any other Seller Affiliate, neither Buyer nor any of its Affiliates shall request, cause or permit Shekhar Nimkar to provide in excess of (a) thirty (30) hours of Consulting Services (as defined in the Consulting Agreement, dated as of the date hereof (the "Consulting Agreement"), between Shekhar Nimkar and Buyer) during any contract month of the Term (as defined in the Consulting Agreement) or (b) fifteen (15) hours of such Consulting Services during any calendar week of such Term, in each case, without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

                                    ARTICLE V
                                    ---------

                                  MISCELLANEOUS

             5.01 Effectiveness. The Original Agreement shall be amended as set forth herein as of the date hereof, and each reference to the "Agreement" in the Original Agreement shall be a reference to the Original Agreement as amended by this Amendment. Except as expressly provided in this Amendment, nothing herein shall be deemed to amend, modify or waive any provision of the Original Agreement or any of the agreements or instruments executed in connection therewith, each of which shall remain in full force and effect.

             5.02 Incorporation by Reference. The provisions of Article X (MISCELLANEOUS) of the Original Agreement are hereby incorporated by reference as if reproduced in full herein, except to the extent that such provisions conflict with the terms specifically set forth herein.

             5.03 Covenants and Agreements. A Party's breach of or failure to perform any covenant or agreement set forth in this Amendment, as applicable, shall be deemed to be a breach of a covenant set forth in the Agreement and shall be subject, in all respects, to the terms and conditions of Article VII of the Agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.


                                       SELLER:

                                       SPIRE BIOMEDICAL, INC.

                                       By:       /s/ Mark C. Little
                                                 -------------------------------
                                       Name:     Mark C. Little
                                       Title:    CEO, Spire Biomedical


                                       PARENT:

                                       SPIRE CORPORATION

                                       By:       /s/ Christian Dufresne
                                                 -------------------------------
                                       Name:     Christian Dufrense
                                       Title:    CFO & Treasurer


                                       BUYER:

                                       BARD ACCESS SYSTEMS, INC.

                                       By:       /s/ Todd C. Schermerhorn
                                                 -------------------------------
                                       Name:     Todd C. Schermerhorn
                                       Title:    Vice President




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